As filed with the Securities and Exchange Commission on December 9, 2014

Registration No. 333-191060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Griffin-American Healthcare REIT II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	26-4008719
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Ronald J. Lieberman, Esq.

Executive Vice President, General Counsel and Secretary

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

(Name and address of agent for service)

(212) 547-2600

(Telephone including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-191060) of Griffin-American Healthcare REIT II, Inc., a Maryland corporation (the “Company”), filed with the Securities and Exchange Commission on September 9, 2013 (the “Registration Statement”). The Registration Statement registered 10,298,661 shares of common stock, par value $0.01 per share (“Common Stock”) to be offered and sold by the Company pursuant to its 2013 Distribution Reinvestment Plan (the “Plan”).

Effective December 3, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 5, 2014, by and among NorthStar Realty Finance Corp., a Maryland corporation (“Parent”), NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity. After the closing of the Merger, Merger Sub converted into a Delaware general partnership with the name Healthcare GA Holdings, General Partnership (the “Conversion”).

In connection with the Merger, the Plan has been terminated and no additional Common Stock will be issued thereunder. Healthcare GA Holdings, General Partnership, as successor to the Company pursuant to the Merger and the Conversion, hereby removes from registration all shares of Common Stock under the Registration Statement that remained unsold as of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Healthcare GA Holdings, General Partnership, as successor to Griffin-American Healthcare REIT II, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of December, 2014.

Healthcare GA Holdings, General Partnership

By: Healthcare GA Holdings-T, LLC, its general partner

By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.